AMENDMENT NO. 7

TO

AMENDED AND RESTATED MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment No. 7 (this “Amendment”) dated as of December 9, 2025, amends the Amended and Restated Master Investment Advisory Agreement, dated July 1, 2020 (the "Agreement"), between AIM Investment Securities Funds (Invesco Investment Securities Funds), a Delaware statutory trust, and Invesco Advisers, Inc., a Delaware corporation, as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to remove Invesco Global Real Estate Fund, from Appendix A and B to the agreement, effective June 5, 2026.

NOW, THEREFORE, the parties agree that:

1.	Appendix A and Appendix B to the Agreement are deleted in their entirety and replaced with the following:

“APPENDIX A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement
Invesco Corporate Bond Fund	February 12, 2010
Invesco Government Money Market Fund	June 1, 2000
Invesco High Yield Fund	June 1, 2000
Invesco Income Fund	June 1, 2000
Invesco Real Estate Fund	October 29, 2003
Invesco Short Duration Inflation Protected Fund	June 1, 2000
Invesco Short Term Bond Fund	August 29, 2002
Invesco SMA High Yield Bond Fund	March 1, 2023
Invesco U.S. Government Money Portfolio	May 24, 2019

APPENDIX B

COMPENSATION TO THE ADVISER

The Trust shall pay the Adviser, out of the assets of each Fund, as full compensation for all services rendered, an advisory fee for such Funds as set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Funds for the calendar year computed in the manner used for the determination of the net asset value of shares of such Funds.

Invesco Corporate Bond Fund

Net Assets	Annual Rate
First $500 million	0.42%
Next $750 million	0.35%
Over $1.25 billion	0.22%

Invesco Government Money Market Fund

Net Assets	Annual Rate
All Assets	0.15%

Invesco High Yield Fund

Net Assets	Annual Rate
First $200 million	0.625%
Next $300 million	0.55%
Next $500 million	0.50%
Next $4 billion	0.45%
Over $5 billion	0.43%

Invesco Income Fund

Net Assets	Annual Rate
First $200 million	0.50%
Next $300 million	0.40%
Next $500 million	0.35%
Next $19.5 billion	0.30%
Over $20.5 billion	0.24%

Invesco Real Estate Fund

Net Assets	Annual Rate
First $250 million	0.75%
Next $250 million	0.74%
Next $500 million	0.73%
Next $1.5 billion	0.72%
Next $2.5 billion	0.71%
Next $2.5 billion	0.70%
Next $2.5 billion	0.69%
Over $10 billion	0.68%

Invesco Short Duration Inflation Protected Fund

Net Assets	Annual Rate
First $500 million	0.20%
Over $500 million	0.175%

Invesco Short Term Bond Fund

Net Assets	Annual Rate
First $500 million	0.350%
Next $500 million	0.325%
Next $1.5 billion	0.300%
Next $2.5 billion	0.290%
Over $5 billion	0.280%

Invesco SMA High Yield Bond Fund

Net Assets	Annual Rate
All Assets	0.00%

Invesco U.S. Government Money Portfolio

Net Assets	Annual Rate
All Assets	0.15%

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.

AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

By:	/s/ Melanie Ringold
Melanie Ringold
Senior Vice President, Secretary and Chief Legal Officer

INVESCO ADVISERS, INC.

By:	/s/ Glenn Brightman
Glenn Brightman
Senior Vice President